Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Accenture Ltd:
We consent to the incorporation by reference in the registration statements (No. 333-142989) on Form S-3 and (No. 333-65376) on Form S-8 of Accenture Ltd of our report dated October 20, 2008, with respect to the Statements of Financial Condition of the Accenture Ltd 2001 Employee Share Purchase Plan as of August 31, 2008 and 2007, and the related Statements of Operations and Changes in Plan Equity for each of the years in the three-year period ended August 31, 2008, which report appears in the August 31, 2008 annual report on Form 10-K of Accenture Ltd.
/s/ KPMG LLP
Chicago, Illinois
October 20, 2008